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                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

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  UNANIMOUS WRITTEN CONSENT OF THE PRODUCT COMMITTEE OF THE BOARD OF DIRECTORS

                      IN LIEU OF A MEETING OF THE COMMITTEE

                            DATED AS OF JUNE 10, 2003

Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, the undersigned, being all of the members of the Product Committee of the Board of Directors of NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION (the "Corporation" or "NYLIAC"), a Delaware Corporation, hereby adopt the following resolutions by unanimous written consent in lieu of a meeting.

                   NYLIAC Variable Annuity Separate Account IV

         WHEREAS, a new variable annuity separate account has been determined to be appropriate for use with NYLIAC's LifeStages(R) variable annuity contracts ("VA Contracts") and with other variable annuity contracts issued by the Corporation on a substantially similar basis.

         NOW THEREFORE, be it

         RESOLVED, that the Corporation establish, in accordance with Section 2932 of the Delaware Insurance Code, a separate account, to be known as "New York Life Insurance and Annuity Corporation Variable Annuity Separate Account IV" ("Variable Annuity Separate Account IV"), or such other name as the President (or other officer designated by him) may determine, for the purpose of investing payments received under the VA Contracts issued by the Corporation and under other variable annuity contracts issued by the Corporation on a substantially similar basis to the VA Contracts; that the assets of Variable Annuity Separate Account IV be invested in shares of open-end diversified management investment companies approved by an officer of the Corporation and registered under the Investment Company Act of 1940 ("Investment Company Act"), at the net asset value of such shares at the time of acquisition; and be it

         FURTHER RESOLVED, that the President, any Vice President or the Secretary of the Corporation, or any person designated by them, are severally authorized and empowered to take all actions deemed necessary or appropriate to effect the establishment of Variable Annuity Separate Account IV and to file, or cause to be filed, with the New York Department of Insurance and the Delaware

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Department of Insurance, in the name and on behalf of the Corporation and the
Variable Annuity Separate Account IV, a Separate Account Plan of Operations, in substantially the form attached hereto as Exhibit A, and any amendments thereto as are necessary or advisable in connection with the offering of VA Contracts, and any other substantially similar variable annuity contracts issued by the Corporation, and as are consistent with the purpose for establishing the Variable Annuity Separate Account IV as stated in the resolutions authorizing such establishment; and be it

         FURTHER RESOLVED, that the officers of the Corporation, or any person designated by them, are severally authorized to take all actions deemed necessary or appropriate to operate and manage Variable Annuity Separate Account IV, in accordance with the Plan of Operations, as may be amended from time to time, and to comply with applicable federal and state laws in order that the VA Contracts, and any other substantially similar variable annuity contracts issued by the Corporation, may be offered and sold in all jurisdictions in which the Corporation is authorized to conduct a variable annuity business, and be it

         FURTHER RESOLVED, that Variable Annuity Separate Account IV be organized as a unit investment trust, that it be registered with the United States Securities and Exchange Commission (the "SEC") under the Investment Company Act, and that the VA Contracts, and any other substantially similar variable annuity contracts issued by the Corporation, be registered for sale under the Securities Act of 1933; that for such purpose, the officers of the Corporation are severally authorized and empowered to execute and file or cause to be filed with the SEC, in the name, and on behalf, of the Corporation and Variable Annuity Separate Account IV, a Notification of Registration on Form N-8a and a Registration Statement on Form N-4 or on any forms which the Rules and Regulations of the SEC may from time to time permit, to obtain any exemptive relief necessary in connection therewith, and to take all other actions which are necessary or advisable in connection with the offering of the VA Contracts and any other substantially similar variable annuity contracts issued by the Corporation, for the sale and the operation of the Variable Annuity Separate Account IV, in order to comply with the Investment Company Act, the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal and state laws, including filing of any amendments or supplements to registration statements, any undertakings, and any applications for exemptions from the Investment Company Act or other applicable federal or state laws as the individual or individuals so acting shall deem necessary, advisable or appropriate; and that the Secretary of the Corporation is hereby appointed as designated agent for service under any such registration statements and duly authorized to receive communications and notices from the SEC and to respond with respect thereto, and be it

         FURTHER RESOLVED, that the Corporation has established and maintains Standards of Suitability that reflect the policy of the Corporation, with

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respect to determining the suitability of its multi-funded annuity products.
Such Standards of Suitability apply to the sale of the VA Contracts and certain other multi-funded annuity contracts issued by the Corporation and are binding upon the Corporation and applicable to its officers, directors, employees, affiliates and agents, and specify that no recommendation is made to an applicant to purchase a VA Contract or other multi-funded annuity contract issued by the Corporation, and no such contract is issued in the absence of reasonable grounds to believe that the purchase of such contract is not unsuitable for such applicant on the basis of the information furnished after reasonable inquiry of such application concerning the applicant's insurance and investment objectives, financial situation and needs, and any other information known to the Corporation or any of its affiliates or to the agent making the recommendation, and be it

         FURTHER RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized to take such further actions and execute such further documents and instruments as such officer or officers may deem necessary or appropriate to carry out the intent of the foregoing resolutions.

This Consent may be executed in counterparts so that when executed it shall constitute one Consent, notwithstanding that all of the Committee Members are not signatories to the original or the same counterpart.

         IN WITNESSS WHEREOF, the undersigned have executed this unanimous written consent as of the date first stated above.

/s/ Michael G. Gallo                        /s/ Philip J. Hildebrand
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Michael G. Gallo                            Philip J. Hildebrand

/s/ Solomon Goldfinger                      /s/ Theodore A. Mathas
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Solomon Goldfinger                          Theodore A. Mathas

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